CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF GIBRALTAR INDUSTRIES, INC. Gibraltar Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify: FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows: RESOLVED, that it being advisable to amend the Certificate of Incorporation of the Corporation to increase the number of shares of common stock, par value $.01 per share which the Corporation is authorized to issue from fifty million to one hundred million, and to correspondingly increase the total number of shares of stock which the Corporation is authorized to issue from sixty million to one hundred ten million, the Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Fourth in its entirety and substituting therefor a new first paragraph of Article Fourth to read as follows: “FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares, of which, 100,000,000 of the par value $.01 per share shall be common stock (“Common Stock”) and of which, 10,000,000 of the par value$.01 per share shall be preferred stock (“Preferred Stock”). All of such shares shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof.” SECOND: That thereafter, an annual meeting of the stockholders of the Corporation was held, at which meeting said amendment was approved. THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing. IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this certificate to be executed and attested this 5th day of May, 2021. GIBRALTAR INDUSTRIES, INC. By:___________________________ Timothy F. Murphy Senior Vice President and Chief Financial Officer